Exhibit 23.4

[DELOITTE & TOUCHE LETTERHEAD]

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
W Holding Company, Inc.
Mayaguez, Puerto Rico

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-92418 of W Holding Company, Inc. on Form S-3 of our reports dated February 22, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for derivative instruments effective January 1, 2001), appearing in the Annual Report on Form 10-K of W Holding Company, Inc. for the year ended December 31, 2001 and to the reference to us under heading "Experts" in the Prospectus Supplement, which is part of such Registration Statement.

October 29, 2002

/s/ DELOITTE & TOUCHE LLP

Stamp No. 1848930
affixed to original.